Exhibit 99.1

Sensus Healthcare Reports Second Quarter 2021 Financial Results

Revenues of $5.4 million up 358% year-over-year, up 77% sequentially

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (August 5, 2021) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and six months ended June 30, 2021.

Highlights from the second quarter of 2021 and recent weeks include the following (all comparisons are with the second quarter of 2020, unless otherwise indicated):

●	Shipped 17 systems during the quarter, including four to China and 13 domestic

●	Worldwide installed base of SRT systems as of June 30, 2021 was 515 systems

●	Revenues were $5.4 million, up 358% over the second quarter of 2020 and up 77% over the first quarter of 2021

●	Net loss narrowed to $(0.3) million, or $(0.02) per share, from a net loss of $(2.6) million, or $(0.16) per share

●	Adjusted EBITDA, a non-GAAP financial measure, narrowed to $(0.1) million from $(2.3) million

●	Cash and cash equivalents were $15.2 million as of June 30, 2021 compared with $14.9 million as of December 31, 2020 due in part to a reduction in expenses

●	Sales team almost back to full force as we continue to add headcount anticipating second half growth

Management Commentary

“Our second quarter financial results reflect significant improvement following the impact of COVID-19 on the business during 2020, in particular last year’s second quarter, as overall market conditions continued to improve toward pre-pandemic levels,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “Our business gained momentum throughout the first half of the year and we are cautiously optimistic about sequential quarterly growth for the rest of 2021. We shipped 17 systems during the second quarter, including seven SRT-100 Vision systems. We sold six SRT-100 Visions to our corporate account and 11 SRT Systems directly to customers. New CMS reimbursement schedules for SRT treatments along with new Leasing options provides for a better ROI for our customers as patients continue to request a non-invasive approach to treating their skin cancer.

“Volumes for SRT Systems installed at customer sites have continued to improve since the Centers for Medicare & Medicaid Services revalued our main procedure and other codes upward effective January 1st of this year. In addition, various medical associations such as the American Academy of Dermatology and the American Society for Radiation Oncology have increased their support for the safety and efficacy of SRT to treat non-melanoma skin cancer and keloids via conference presentations and papers, and we believe this support is resonating with physicians. The combination of backing by key opinion leaders and our presence at important trade shows such as the Fall Clinical has generated a solid list of leads that we expect to convert to sales during the third quarter and beyond. We look forward to attending the Fall Clinical in Las Vegas in October, which will be held both live and virtually this year.

“We are very pleased with the continued success of our international business,” Mr. Sardano added. “Our new distributor for China (Asia) and Hong Kong has developed an extensive network of prospects that are converting to sales, with four more systems shipped to China during the second quarter. To date in 2021 we sold five systems to China, in addition to four sold during the fourth quarter of 2020. We are now expanding our focus to India for further international growth and are hopeful to record our first sale there later this year.

“The integration of our Sentinel™ IT Solutions software into our proprietary lasers is complete and these lasers are now available through Sensus Laser Aesthetic Solutions (SLAS), our mobile aesthetic laser division serving dermatologists throughout Florida with plans to expand beyond. SLAS offers multiple lasers with custom rental options. Sentinel provides asset management and HIPAA-compliant patient data and storage capability, and also contains the software necessary to support shared service models including direct patient billing.  We have been actively evaluating an expansion to our mobile aesthetic laser business beyond Florida via strategic transactions in geographies where we have an existing SRT customer base.

“Barring any new economic restrictions related to COVID-19 or inflation in the U.S., we are confident we will deliver higher revenues as well as Adjusted EBITDA throughout the balance of the year,” Mr. Sardano concluded. We are clearly on track to profitability. The entire Sensus Team is committed to realizing this goal!”

Second Quarter Financial Results

Revenues for the second quarter of 2021 were $5.4 million compared with $1.2 million for the second quarter of 2020. The 358% increase was primarily driven by a higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 on the second quarter of 2020.

Cost of sales for the second quarter of 2021 was $2.1 million compared with $0.5 million for the prior-year quarter. The increase was due to higher sales in the 2021 period.

Gross profit for the second quarter of 2021 was $3.3 million compared with $0.6 million for the second quarter of 2020. Gross margin for the second quarter of 2021 was 61.7% compared with 54.1% for the prior-year quarter. The increase in gross margin was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 on the 2020 quarter

Selling and marketing expense for the second quarter of 2021 was $1.3 million compared with $1.2 million for the second quarter of 2020. The increase was primarily due to higher commission expense offset by a reduction in headcount.

General and administrative expense for the second quarter of 2021 was $1.4 million compared with $0.9 million for the second quarter of 2020. The increase was primarily due to higher legal and professional fees, public company expenses and insurance costs.

Research and development expense for the second quarter of 2021 was $0.9 million compared with $1.1 million for the prior-year quarter. The decrease was due to lower spending as the Sculptura™ project entered the production phase during 2020.

Net loss for the second quarter of 2021 was $(0.3) million, or $(0.02) per share, compared with a net loss of $(2.6) million, or $(0.16) per share, for the second quarter of 2020.

Adjusted EBITDA for the second quarter of 2021 was $(0.1) million compared with $(2.3) million in the second quarter of 2020. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $15.2 million as of June 30, 2021, compared with $14.9 million as of December 31, 2020. The company had no long-term debt and no outstanding borrowings under its revolving line of credit as of June 30, 2021.

Six Month Financial Results

Revenues for the first half of 2021 were $8.5 million compared with $2.9 million for the first half of 2020. The 197% increase was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 in the six months of 2020.

Cost of sales was 3.6 million for the first half of 2021, compared to $1.5 million for the six months ended June 30, 2020. The increase was due to higher sales in the 2021 period.

Gross profit for the first half of 2021 was $4.9 million, or 58.1% of revenue, compared with $1.3 million, or 47.1% of revenue, for the first half of 2020. The increase in gross profit was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 in the six months ended June 30, 2020.

Selling and marketing expense was $2.3 million for the first half of 2021 compared with $3.0 million for the first half of 2020. The decrease was primarily attributable to a decrease in tradeshows expense due to cancellations related to COVID-19, reduced marketing activities including travel and salary and benefit expenses due to reduced headcount.

General and administrative expense was $2.4 million year-to-date compared with $2.2 million for the prior-year period. The increase in general and administrative expense was primarily due to higher legal and professional fees, public company expenses and insurance premium costs.

Research and development expense for the first half of 2021 was $1.6 million compared with $2.4 million for the first half of 2020. The decrease in research and development spending reflected lower spending as the Sculptura project entered production phase during 2020.

Net loss for the first half of 2021 was $(1.4) million, or $(0.08) per share, compared with a net loss of $(6.2) million, or $(0.38) per share, for the first half of 2020.

Adjusted EBITDA for the first half of 2021 was $(0.9) million compared with $(5.6) million in the first half of 2020.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Net loss, as reported	$(279)	$(2,574)	$(1,394)	$(6,161)
Add:
Depreciation and amortization	136	147	345	300
Stock compensation expense	60	131	120	287
Interest, net	-	-	-	(50)
Adjusted EBITDA, non GAAP	$(83)	$(2,296)	$(929)	$(5,624)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2021 second quarter and year-to-date, provide a business update and answer questions. To access the conference call, the dial-in numbers are (888) 390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investors section of the Company’s website here.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the prompt, enter replay code 155912 followed by the # sign. An archived webcast of the call will also be available in the Investors section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action , that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Cautionary Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
(in thousands, except shares and per share data)	2021	2020

Assets
Current assets
Cash and cash equivalents	$15,204	$14,907
Accounts receivable, net	4,579	3,776
Inventories	3,132	4,427
Prepaid and other current assets	1,476	2,061
Total current assets	24,391	25,171
Property and equipment, net	785	1,356
Intangibles, net	194	338
Deposits	69	69
Operating lease right-of-use assets, net	923	1,076
Total assets	$26,362	$28,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,026	$2,874
Deferred revenue, current portion	1,436	1,492
Operating lease liabilities, current portion	307	303
Loan payable	159	0
Product warranties	226	187
Total current liabilities	5,154	4,856
Loan payable	0	267
Operating lease liabilities, net of current portion	659	812
Deferred revenue, net of current portion	334	579
Total liabilities	6,147	6,514
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,564,311 issued and 16,489,619 outstanding at June 30, 2021; 16,564,311 and 16,491,103 issued and outstanding at December 31, 2020	166	166
Additional paid-in capital	43,820	43,701
Treasury stock, 74,692 and 73,208 shares at cost, at June 30, 2021 and December 31, 2020, respectively	(316)	(310)
Accumulated deficit	(23,455)	(22,061)
Total stockholders’ equity	20,215	21,496
Total liabilities and stockholders’ equity	$26,362	$28,010

SENSUS HEALTHCARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$5,422	$1,183	$8,492	$2,862
Cost of sales	2,077	543	3,561	1,514
Gross profit	3,345	640	4,931	1,348
Operating expenses:
Selling and marketing	1,254	1,162	2,322	2,953
General and administrative	1,445	904	2,417	2,233
Research and development	925	1,148	1,586	2,373
Total operating expenses	3,624	3,214	6,325	7,559
Income (loss) from operations	(279)	(2,574)	(1,394)	(6,211)
Other income (expense):
Interest income	-	14	1	64
Interest expense	-	(14)	(1)	(14)
Other income (expense), net	-	-	-	50
Net loss	$(279)	$(2,574)	$(1,394)	$(6,161)
Net loss per share – basic and diluted	$(0.02)	$(0.16)	$(0.08)	$(0.38)
Weighted average number of shares used in computing net loss per share – basic and diluted	16,453,603	16,421,928	16,463,092	16,414,341

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